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Exhibit 99.1

Text of Press Release

Radian Announces Increase In Financial Guaranty Capacity

PHILADELPHIA, Pa., October 4, 2002 - Radian Group Inc. (NYSE: RDN) today announced that it would significantly expand the capacity of its financial guaranty direct insurance business, in response to today's downgrade of Radian Reinsurance Inc. by rating agency Standard & Poor's. The company will maintain the capacity of and focus on its reinsurance business. Radian said that while it was disappointed with the downgrade, from AAA to AA, the company would combine and optimize risk capacity and capital structure across its financial guaranty businesses to significantly increase its capacity to write new, high-return business.

"Radian Reinsurance's new AA rating will free significant capital for us to redeploy to Radian Asset Assurance, beginning immediately," said Frank P. Filipps, Radian's chairman and chief executive officer. "This accelerated step in our diversification strategy will enable us to achieve higher rates of return on capital by increasing risk limits in more profitable segments of our financial guaranty business. We intend to maintain our reinsurance business at its new AA rating, and we will be actively engaged in shaping its future with the primary insurers."

Radian Group Inc. is a leading credit enhancement provider to the global financial and capital markets, headquartered in Philadelphia. Radian's subsidiaries provide products and services through three business lines: financial guaranty, mortgage insurance and mortgage services. Radian Reinsurance is a provider of treaty and facultative reinsurance for primary insurers of both municipal bonds and asset-backed obligations, helping insurers manage portfolio risk exposure; increase insurance capacity; and meet regulatory and rating-agency capital requirements. Radian Asset Assurance is a direct writer of municipal bond insurance, insurance of asset-backed obligations and trade receivables, and other credit-related insurance products, which extend insurance benefits to an array of institutions and securities issuers. Additional information about Radian may be found at www.radiangroupinc.com.
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